Press Release                 SIS Bancorp


               For Immediate Release

Date:  September 17, 1996          Contact:  Ms. Ting Chang, Vice President
                                             Investor Relations
                                             (413) 748-8271

SIS Bancorp Anticipates a $7.5 Million Non-Recurring Tax Related
Gain During the Third Quarter


SPRINGFIELD, MA: September 17, 1996; 5:00 P.M., SIS Bancorp, Inc., a bank holding company for Springfield Institution for Savings ("SIS Bank"), (NASDAQ:
SISB) announced today that based on its preliminary analysis of the "Fresh Start" provisions of the recently enacted Small Business Job Protection Act of 1996 it will recognize a one time gain of approximately $2.8 million during the third quarter. The Company also announced its plans to recognize the remainder of its deferred tax asset during the third quarter. The combined one time gains will approximate $7.5 million or $1.37 per share fully diluted for the quarter ended September 30, 1996. As a result of these actions, the Company anticipates being fully taxable for financial reporting purposes beginning in the fourth quarter of 1996.

The Company also noted that present limitations on beneficial ownership of the Company's shares will continue in effect in accordance with their terms. Under the Company's articles of organization, no holder or any of its affiliates may own more than 4.9% of the outstanding shares without prior approval of the Board of Directors until February 7, 1998.

     Any questions concerning this release may be directed to Ms. Ting Chang, Vice President Investor Relations at (413) 748-8271.